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                                                                   Exhibit 99(a)

                                AFFIDAVIT OF
                           COMSHARE, INCORPORATED

Comshare, Incorporated hereby avers that it has obtained the verbal consent of Geoffrey Bloom to serve as a director of Comshare and to be named as a director nominee of the Company in the Company's Form S-3 Registration Statement to be filed on or about October 11, 1995. The Company is not filing a consent signed by Mr. Bloom pursuant to Rule 438 of Regulation C because Mr. Bloom is out of the country. Consequently, the filing of Mr. Bloom's consent is impracticable and would impose an undue hardship on the Company.


          COMSHARE, INCORPORATED



          /s/ KATHRYN A. JEHLE
          --------------------
          By:  Kathryn A. Jehle,
               Senior Vice President,
               Chief Financial Officer,
               Treasurer and Assistant
               Secretary